News Release

PartnerRe to File Joint Registration Statement on Form S-4 in Connection

With Proposed Merger with AXIS Capital

Files Detailed Investor Presentations and Launches Shareholder Information Website

States Merger with AXIS Capital is Clearly Most Compelling Opportunity for

PartnerRe Shareholders

Board Urges Shareholders to Vote FOR

Amalgamation Agreement at Shareholder Meeting on July 24, 2015

PEMBROKE, Bermuda – June 1, 2015 – PartnerRe Ltd. (NYSE:PRE) today announced that, along with AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE:AXS), they will be filing with the U.S. Securities and Exchange Commission (SEC) a joint registration statement on Form S-4, which will include a joint proxy statement of AXIS Capital and PartnerRe, in connection with the definitive amalgamation agreement that the companies announced on January 25, 2015, and subsequently amended.

PartnerRe today also filed with the SEC a joint investor presentation outlining the significant strategic and financial benefits of the merger between the Company and AXIS Capital, as well as a PartnerRe presentation that clearly demonstrates that EXOR’s offer for the Company is opportunistic and unacceptable on price and terms.

These presentations and related background documents are available on PartnerRe’s website and on a dedicated shareholder website: http://www.partnerre-valuecreation.com. The joint Form S-4 and PartnerRe’s related proxy materials will also be made available on this website upon filing.

The investor presentations provide significant detail on the following important points:

•	PartnerRe’s amalgamation with AXIS Capital – a strategic partner with a roughly even split of reinsurance and insurance businesses – is the most compelling near and long-term opportunity for PartnerRe shareholders.

•	The continuity of interest provided through the AXIS Capital transaction will allow PartnerRe shareholders to benefit from substantial financial and operational synergies and significant immediate and future value creation.

•	The merger makes strategic sense in an evolving industry environment characterized by continued consolidation and new forms of reinsurance and insurance capital which creates opportunities to better withstand cyclical volatility.

•	EXOR’s opportunistic offer of $137.50 per share significantly undervalues PartnerRe.

•	EXOR’s inferior offer has significant structural risks – including closing, timing, and terms.

“Our Board’s position is clear – we are sharply focused on acting in the best interests of our shareholders and as such strongly recommend that our shareholders support the highly compelling transaction agreed between PartnerRe and AXIS Capital,” said Jean-Paul L. Montupet, Chairman of PartnerRe. “This unique opportunity creates a global insurance and reinsurance powerhouse and allows continuity of interests for our shareholders whereby they can benefit from substantial financial and operational synergies and significant immediate and future value creation.”

“While EXOR continues to use strong rhetoric, the unbiased facts are that EXOR’s offer is opportunistic and reflects an unacceptable price coupled with significant risk. It does not reflect the intrinsic strength of PartnerRe nor the clear future value inherent in a combined PartnerRe and AXIS Capital.”

Montupet concluded, “Our Board is confident in the substantial long-term value potential of the combination with AXIS Capital. We look forward to frequent discussions with our shareholders in the coming weeks and a positive outcome on July 24th.”

Background on PartnerRe-AXIS Merger

As announced on January 25, 2015, AXIS Capital and PartnerRe signed a definitive amalgamation agreement to create one of the world’s preeminent specialty insurance and reinsurance companies, with gross premiums written in excess of $10 billion, total capital of more than $14 billion, and cash and invested assets of more than $31 billion. The merger of equals was unanimously approved by the boards of directors of both companies, and will bring together market-leading insurance and reinsurance franchises that will benefit from increased scale and enhanced market presence.

On May 4, 2015, the agreement was enhanced to allow PartnerRe to pay a one-time special dividend of $11.50 per common share to PartnerRe common shareholders in connection with closing, while continuing to own a majority of the combined Company. This transaction has received all competition-related approvals and remains on track to close in the third quarter of 2015, subject to approvals by the shareholders of both companies, customary closing conditions and insurance regulatory approvals.

On May 12, 2015, EXOR S.p.A made an opportunistic offer to acquire all of the outstanding common shares of PartnerRe for $137.50 per share in cash. PartnerRe’s Board, in consultation with independent financial and legal advisors, unanimously determined that EXOR’s offer is unacceptable and not in the best interests of PartnerRe and its shareholders.

PartnerRe made it very clear to EXOR that it was prepared to continue good faith negotiations with respect to its proposed price and terms, and EXOR declined to negotiate further, citing the waiver under which PartnerRe had initially negotiated. As the Company has disclosed and as EXOR was aware, the waiver had no impact on the Company’s ability to freely discuss strategic alternatives.

The PartnerRe Board recommends that stockholders vote “FOR” the amalgamation agreement between AXIS Capital and PartnerRe and encourages all PartnerRe stockholders to carefully evaluate the investor presentation as part of their consideration of the transaction.

Credit Suisse and Lazard are acting as co-financial advisors and Davis Polk & Wardwell LLP and Appleby Global Services Limited are acting as legal counsel to PartnerRe.

_____________________________________________

About PartnerRe

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multi-line and other lines in its Non-life operations, mortality, longevity and accident and health in its Life and Health operations, and alternative risk products. For the year ended December 31, 2014, total revenues were $6.5 billion. At March 31, 2015, total assets were $22.5 billion, total capital was $8.0 billion and total shareholders’ equity attributable to PartnerRe was $7.2 billion.

PartnerRe on the Internet: www.partnerre.com

About AXIS Capital

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity attributable to AXIS Capital at March 31, 2015 of $6.0 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia, and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

PartnerRe Ltd. Contacts:

Investor Contact: Robin Sidders

robin.sidders@partnerre.com
(441) 294-5216

Media Contact: Celia Powell

celia.powell@partnerre.com

(441) 294-5210

Or

Sard Verbinnen & Co
Drew Brown/Robin Weinberg
(212) 687-8080

Axis Capital Contacts:

Investor Contact: Linda Ventresca

investorrelations@axiscapital.com

(441) 405-2727

Or

Kekst and Company

Michael Herley

michael-herley@kekst.com

(212) 521-4897

Important Information For Investors And Shareholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed business combination between PartnerRe Ltd. (“PartnerRe”) and AXIS Capital Holdings Limited (“AXIS”). In connection with this proposed business combination, PartnerRe and/or AXIS may file one or more proxy statements, registration statements, proxy statement/prospectus or other documents with the Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement, registration statement, proxy statement/prospectus or other document PartnerRe and/or AXIS may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF PARTNERRE AND AXIS ARE URGED TO READ THE PROXY STATEMENT(S), REGISTRATION STATEMENT(S), PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of PartnerRe and/or AXIS, as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by PartnerRe and/or AXIS through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by PartnerRe will be available free of charge on PartnerRe’s internet website at http://www.partnerre.com or by contacting PartnerRe’s Investor Relations Director by email at robin.sidders@partnerre.com or by phone at 1-441-294-5216. Copies of the documents filed with the SEC by AXIS will be available free of charge on AXIS’ internet website at http://www.axiscapital.com or by contacting AXIS’ Investor Relations Contact by email at linda.ventresca@axiscapital.com or by phone at 1-441-405-2727.

Participants in Solicitation

PartnerRe, AXIS, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of PartnerRe is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 26, 2015, its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on April 1, 2014, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which was filed with the SEC on May 4, 2015 and its Current Reports on Form 8-K, which were filed with the SEC on January 29, 2015, May 16, 2014 and March 27, 2014. Information about the directors and executive officers of AXIS is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 23, 2015, its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on March 28, 2014, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which was filed with the SEC on May 4, 2015 and its Current Report on Form 8-K, which was filed with the SEC on March 11, 2015, January 29, 2015, August 7, 2014, June 26, 2014, March 27, 2014 and February 26, 2014.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

Certain statements in this communication regarding the proposed transaction between PartnerRe and AXIS are “forward-looking” statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “illustrative,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely” “plan,” “positioned,” “strategy,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. These forward-looking statements, which are subject to risks, uncertainties and assumptions about PartnerRe and AXIS, may include projections of their respective future financial performance, their respective anticipated growth strategies and anticipated trends in their respective businesses. These statements are only predictions based on current expectations and projections about future events. There are important factors that could cause actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including the risk factors set forth in PartnerRe’s and AXIS’ most recent reports on Form 10-K, Form 10-Q and other documents on file with the SEC and the factors given below:

•	the failure to obtain the approval of shareholders of PartnerRe or AXIS in connection with the proposed transaction;

•	the failure to consummate or delay in consummating the proposed transaction for other reasons;

•	the timing to consummate the proposed transaction;

•	the risk that a condition to closing of the proposed transaction may not be satisfied;

•	the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated;

•	AXIS’ or PartnerRe’s ability to achieve the synergies and value creation contemplated by the proposed transaction;

•	the ability of either PartnerRe or AXIS to effectively integrate their businesses; and

•	the diversion of management time on transaction-related issues.

PartnerRe’s forward-looking statements are based on assumptions that PartnerRe believes to be reasonable but that may not prove to be accurate. AXIS’ forward-looking statements are based on assumptions that AXIS believes to be reasonable but that may not prove to be accurate. Neither PartnerRe nor AXIS can guarantee future results, level of activity, performance or achievements. Moreover, neither PartnerRe nor AXIS assumes responsibility for the accuracy and completeness of any of these forward-looking statements. PartnerRe and AXIS assume no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.